Exhibit 10.32

WEX Inc. Special Incentive Plan

To:        George Hogan
From:        Melissa Smith
Date:        May 12, 2014
Re:        Special Incentive Plan

In recognition of the critical role you play in the achievement of the organizational goals for International and your new role as SVP, International, WEX Inc. will pay you the following special incentive based upon your satisfactory completion of the following deliverables:

1.	Achievement of 2014 International Revenue target of $50m

In addition to the deliverables above being met and approved by Melissa Smith, you must also have a “meets” or higher performance rating at the time of payout and not be under any written performance improvement plan.

Provided you are employed by WEX when achievement of the deliverable has been verified and approved, the following payouts will be made in addition to the ordinary compensation earned by you during the performance period or under any other Company incentive plan: $50,000.00 (Fifty Thousand Dollars) gross incentive.

Note: All payouts dates are subject to revision and no payout shall be made before the associated deliverable is completed.

The Incentive shall be payable at the next regular pay period following satisfactory completion, verification and approval of the performance achievement. If you voluntarily leave the company prematurely, or are terminated for poor performance or other cause prior to any of the above deliverable dates, you will not receive any pending Special Incentive payout as outlined. If you are terminated involuntarily without cause and provided you have made satisfactory progress on the performance milestones and objectives at the time of your termination and provided further you execute a general release of claims against the Company, you shall be entitled to receive a prorated portion of the Special Incentive Plan ("Prorated Special Incentive"). The Prorated Special Incentive shall be equal to the number of days you worked on the project divided by the total number of days in this Period, times the Special Incentive payout specified above. The Prorated Special Incentive shall be made at the next regular pay period. If the objectives are not reached, no Special Incentive payout or Prorated Special Incentive shall be paid under this agreement.

YOU agree not to disclose, either directly or indirectly, any information whatsoever regarding the existence or substance of this Agreement. This nondisclosure includes, but is not limited to, members of the media, present and former employees of the Company, and other members of the public. In the

CONFIDENTIAL AND PROPRIETARY, WEX Inc.
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event of disclosure, this Agreement will be considered null and void and the Company has the right to institute an action against you for the return of all monies paid pursuant to this Agreement, plus the reimbursement of attorneys’ fees and court costs.

This memorandum is not intended to create a contract of employment, and the Company reserves all rights with respect to the terms of your continued employment other than as expressly set forth in this memorandum.

Acknowledged and Agreed

/s/ Melissa D. Smith                    /s/George Hogan
Melissa D. Smith                    George Hogan

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